Exhibit 99.1

Tabula Rasa HealthCare Expands CareVention HealthCare Offerings with the Addition of PersonifilRx and Pharmastar

MOORESTOWN, N.J., October 5, 2020 (GLOBE NEWSWIRE) -- Tabula Rasa HealthCare, Inc. (“TRHC”) (NASDAQ: TRHC), a healthcare technology company advancing the field of medication safety, today announced the acquisition of Personica, LLC and its subsidiaries PersonifilRx, Pharmastar and PersonifilRx New England (collectively, “Personica”), a provider of pharmacy services, including 340B and Medicare Part D administration solutions to Programs of All-inclusive Care for the Elderly (“PACE”).

“For many years we worked closely with the Personica team to serve the pharmacy needs of our PACE clients, and we have long admired the highly-respected business their team built,” said TRHC Chairman and CEO, Calvin H. Knowlton, PhD. “This addition to our CareVention HealthCare Business Unit increases our pharmacy footprint and advances our pharmacy offering to serve 340B entities, which represent some of the largest PACE programs. Additionally, it strengthens our ability to cross-sell highly complementary solutions.”

The Centers for Medicare & Medicaid Services (“CMS”) requirements to operate a Part D plan, which apply to all PACE programs, continue to become more complex. To address PACE programs' administrative CMS needs, Personica developed a comprehensive platform to reduce this burden, which fueled Personica's growth. Currently, over 32,000 PACE participants, or approximately 60% of the entire PACE population, receive Personica services. Fewer than 20% of Personica’s current clients are serviced by TRHC's CareKinesis pharmacy operations and novel MedWise™ medication safety solutions.

In addition to the extensive compliance requirements, CMS performs financial audits on at least one third of all Part D plans each year and encourages PACE programs to engage third parties to help with oversight and administration of their plans. Personica’s Part D solutions are designed to satisfy these demands and include: Medicare and state reporting requirements, claims processing, fraud, waste and abuse monitoring, and drug utilization review programs.

Dr. Knowlton continues, “Since our IPO in 2016, we have made a number of strategic acquisitions to expand our offerings in the PACE market, and a recent internal return on invested capital analysis validates our M&A strategy. Personica is a compelling and natural addition to our current family of CareVention solutions, and we are excited to welcome their clients and dedicated team members to the TRHC family.”

Personica CEO, Peter Farrow, noted, “The synergy of the tools brought together by TRHC will benefit both new and existing PACE plans, and more importantly, the members they serve. The PACE market will continue to grow at healthy rates as its value-based model delivers outstanding results in its mission of caring for the elderly. This is an exciting development for TRHC, our team, and PACE.”

TRHC management will provide additional details of the Personica acquisition during TRHC’s third quarter 2020 earnings call on Wednesday, November 4, 2020 at 8:30 am Eastern Time. Personica has experienced strong growth in recent years, including 2020 with an exciting pipeline of new start-up and existing PACE organizations. Personica reported 2019 revenue of $9.7 million, representing an increase of 25% versus 2018. This transaction is immediately accretive for TRHC.

Morgan, Lewis & Bockius LLP served as legal counsel to TRHC. Anderson O’Brien Bertz Skrenes & Golla LLP served as legal counsel to Personica.

About Tabula Rasa HealthCare

TRHC is a leader in providing patient-specific, data-driven technology and solutions that enable healthcare organizations to optimize medication regimens to improve patient outcomes, reduce hospitalizations, lower healthcare costs and manage risk. TRHC provides solutions for a range of payers, pharmacist providers and other healthcare organizations. For more information, visit TRHC.com.

Forward-Looking Statements

This press release includes forward-looking statements that we believe to be reasonable as of today’s date. Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions. These forward-looking statements are based on management’s expectations and assumptions as of the date of this press release. These forward-looking statements include, among other things, our goals and expectations regarding the acquisition and the integration of Personica into TRHC, the expected synergies from the combined company and the expected financial and operating performance of TRHC following the completion of the acquisition. Actual results might differ materially from those explicit or implicit in the forward-looking statements. Important factors that could cause actual results to differ materially include: the risk that we may not be able to achieve our expectations with respect to the acquisition due to challenges in integration and inability to retain key employees; fluctuations in our financial results; the acceptance and use of our products and services by PACE organizations and pharmacies; the need to innovate and provide useful products and services; risks related to changing healthcare and other applicable regulations; increasing consolidation in the healthcare industry; managing our growth effectively; our ability to adequately protect our intellectual property; and the other risk factors set forth from time to time in our filings with the SEC, including those factors discussed under the caption “Risk Factors” in our most recent annual report on Form 10-K, filed with the SEC on March 2, 2020, and in subsequent reports filed with or furnished to the SEC, copies of which are available free of charge within the Investor Relations section of the TRHC website ir.trhc.com or upon request from our Investor Relations Department. Any forward-looking statement speaks only as of the date on which it was made. TRHC assumes no obligation and does not intend to update these forward-looking statements, except as required by law, to reflect events or circumstances occurring after today’s date.

TRHC Media Contact Amanda Bednar abednar@trhc.com T: (856) 912-5714 Dianne Semingson dsemingson@trhc.com T: (215) 870-0829	TRHC Investor Contact Frank Sparacino fsparacino@trhc.com T: (866) 648-2767